EXHIBIT 99.1


FOR IMMEDIATE RELEASE:

CONTACT:
Thomas J. Noe, Treasurer
Peoples Community Bancorp, Inc.
(513) 870-3530
Electronic Mail: TNOE@PCBIONLINE.COM


Peoples Community Bancorp, Inc. Reports Net Earnings For The Three and Nine Month Periods Ended June 30, 2005


West Chester, Ohio - Peoples Community Bancorp, Inc. (Nasdaq: PCBI) (the "Company"), the holding company for Peoples Community Bank, today announced net earnings for the three months ended June 30, 2005 of $710,000, or $.18 diluted earnings per share compared to $751,000 or $.21 diluted earnings per share, for the three months ended June 30, 2004. For the nine months ended June 30, 2005, the Company reported net earnings of $2.2 million or $.57 diluted earnings per share compared to $2.2 million or $.78 diluted earnings per share for the same period in 2004. The corresponding decrease in diluted earnings per share for the nine-month period is partially due to the increase in average shares outstanding, as a result of the secondary stock offering completed in April 2004.

Net earnings decreased by $41,000 or 5.5% for the three months ended June 30, 2005, compared to the same period in 2004. This decline was primarily due to an increase of $464,000 or 13.8% in general, administrative and other expenses, which was partially offset by an increase in net interest income of $311,000 or 6.0% and by an increase in other income of $92,000 or 39.0% compared to the same period in 2004.

For the nine months ended June 30, 2005, net earnings totaled $2.2 million, a decrease of $10,000 or 0.4% compared to the same period in 2004. This decrease was due primarily to an increase of $1.5 million or 14.6% in general, administrative and other expenses when compared to the same period in 2004, substantially offset by increases in net interest income of $645,000, or 4.2%, and an increase in other income of $806,000, or 96.9%.

The increase in net interest income for the three and nine month periods ended June 30, 2005 was due to increases in both the average balance of interest earning assets and the weighted average yield on interest earning assets for the period ended June 30, 2005 when compared with the same period in 2004. The increase in other income for the nine-month period ending June 30, 2005, was due primarily to gains generated on the sale of mortgage-backed securities.



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The increases in general, administrative and other expenses for both the three and nine month periods ended June 30, 2005 were due primarily to costs associated with the continued expansion of the Company's banking branch network and infrastructure, costs associated with software and technology upgrades, and increased costs incurred in compliance with the Sarbanes-Oxley Act. General, administrative and other expenses for the nine month period ended June 30, 2005 also include non-recurring costs associated with a new core processing system.

At June 30, 2005, the Company's assets totaled $991.6 million, an increase of $102.5 million or 11.5% compared to total assets at September 30, 2004. The increase in assets is primarily due to the merger completed on June 10, 2005 with American State Corporation and its subsidiary, American State Bank, along with an increase of $57.2 million in loans receivable, a $4.7 million increase in office premises and equipment and a $2.9 million increase in other assets. Goodwill and other intangible assets of approximately $5.7 million was recorded in the acquisition of the three branch offices in Southeast Indiana, which included $34.9 million in loans receivable, $1.2 million in fixed assets, and $57.8 million in deposits.

The additional increase in office premises and equipment was due to the completion of the relocation of two existing branch offices to newly constructed offices and the purchase of land for further development in Warren County. The increase in assets was funded by an increase in deposits of $52.2 million and a $15.0 million issuance of trust preferred, which was partially offset by a $25.0 million or 7.7% decrease in FHLB borrowings.

Shareholders' equity totaled $76.4 million or 7.7% of total assets at June 30, 2005, an increase of $584,000 or 0.8% from the September 30, 2004 level, due primarily to net earnings during the period, which were partially offset by the purchase of additional shares for the Company's Employee Stock Ownership Plan and by dividends paid to shareholders.

Peoples Community Bancorp, Inc., with headquarters in West Chester, Ohio, is the holding company for Peoples Community Bank. The Bank is a 114 year old, federally chartered savings bank with 16 full service offices located in Butler, Warren and Hamilton counties in southwestern Ohio and Dearborn County
in southeastern Indiana.   The Bank is an independent community bank, offering
a wide variety of financial services and products to customers throughout the Greater Cincinnati metropolitan area and adjoining markets.




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                       Peoples Community Bancorp, Inc.
          CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                               (In thousands)


      ASSETS                                June 30, 2005    September 30, 2004
                                             (unaudited)

Cash and cash equivalents                     $  14,211          $  14,430
Investment securities                           233,531            239,995
Loans receivable                                691,578            599,466
Fixed assets                                     23,666             17,816
Goodwill and Other Intangibles                   11,829              6,089
Other assets                                     16,793             11,325
                                               ________           ________
      Total assets                            $ 991,608          $ 889,121
                                               ========           ========
      LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits                                      $ 582,443          $ 472,436
Borrowings                                      327,825            337,387
Other liabilities                                 4,981              3,523
                                               ________           ________
      Total liabilities                         915,249            813,346

Shareholders' equity                             76,359             75,775
                                               ________           ________
      Total liabilities and shareholders'     $ 991,608          $ 889,121
                                               ========           ========

                         Peoples Community Bancorp, Inc.
                 CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                     (In thousands, except per share data)

                                         Nine Months Ended         Three Months Ended
                                             June 30,                   June 30,
                                            (unaudited)                (unaudited)
                                         2005        2004          2005          2004
Total interest income               $   34,273   $   29,945   $   12,163    $   10,040
Total interest expense                  18,289       14,606        6,691         4,879
                                    __________________________________________________
   Net interest income before
     provision for losses on loans      15,984       15,339        5,472         5,161

Provision for losses on loans            2,700        2,700          900           900
                                    __________________________________________________
   Net interest income after
     provision for losses on loans      13,284       12,639        4,572         4,261

Other income                             1,638          832          328           236
General, administrative and other
  expense                               11,538       10,064        3,824         3,360
                                    __________________________________________________
      Earnings before income taxes       3,384        3,407        1,076         1,137

Federal income taxes                     1,145        1,158          366           386
                                    __________________________________________________
         NET EARNINGS               $    2,239   $    2,249   $      710    $      751
                                    ==================================================
         EARNINGS PER SHARE
           Basic                    $     0.58   $     0.79   $     0.19    $     0.21
           Diluted                  $     0.57   $     0.78   $     0.18    $     0.21
                                    ==================================================
Weighted average shares outstanding
           Basic                     3,863,820    2,249,000    3,831,943     3,541,441
                                    ==================================================
           Diluted                   3,899,635    2,884,975    3,867,758     3,581,698
                                    ==================================================